ENCORIUM GROUP, INC. 2006 EQUITY INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

     Encorium Group, Inc. (the “Company”) hereby grants to PVG Corporation (the “Optionee”) an option to purchase a total of 50,000 shares of Common Stock of the Company (the “Shares”), at the price and on the terms set forth herein, and in all respects subject to the terms, definitions and provisions of the Encorium Group, Inc. 2006 Equity Incentive Plan (the “Plan”) applicable to non-qualified stock options, which terms and provisions are hereby incorporated by reference herein (the “Option”). Unless the context herein otherwise requires, the terms defined in the Plan shall have the same meanings when used herein.

     1. Nature of the Option. The Option is not intended to be an incentive stock option described by Section 422 of the Internal Revenue Code of 1986, as amended. 2. Date of Grant; Term of Option. The Option is granted this 5th day of December (the “Date of Grant”) and it may not be exercised later than the date that is ten (10) years after the Date of Grant, subject to earlier termination, as provided in the Plan or Section 5 hereof. 3. Option Exercise Price. The cost to the Optionee to purchase, pursuant to the Option, one Share is $ .25 which is the Fair Market Value on the Date of Grant. 4. Exercise of Option. The Option shall be exercisable during its term only in accordance with the terms and provisions of the Plan and this Award Agreement as follows:

(a)	Right to Exercise.

(i) The Option shall become exercisable with respect to 16,666 Shares if the

Optionee on the first (1st) anniversary of the Date of Grant.

     (ii) The Option shall become exercisable with respect to 16,667 Shares on second (2nd) anniversary of the Date of Grant.

     (iii) The Option shall become exercisable with respect to 16,667 Shares on the third (3rd) anniversary of the Date of Grant.

     (b) Accelerated Vesting. The Option shall become exercisable immediately upon a Change of Control of the Company. “Change in Control” of the Company under this Agreement shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

     (i) When a “person”, as defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, becomes the beneficial owner, directly or indirectly, of securities of the Company representing (A) more than twenty percent (20%) of the combined voting power of the Company’s then outstanding securities, unless such person is subject to contractual restrictions that would preclude him from voting such shares in a manner to influence or control the management of the Company’s business, provided that in the event such contractual restrictions are removed, a Change of Control will be deemed to have occurred on the effective date of such removal, or (B) one hundred percent (100%) of the combined voting power of the Company’s then outstanding securities regardless of any contractual restrictions. For purposes of this provision, “person” shall not include the Company, any subsidiary of the Company, any employee benefit plan or employee stock plan of the Company, or any person holding the Company’s Common Stock by for or pursuant to the terms of such a plan; and “voting power” shall mean the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors.

     (ii) When, as a result of a vote of stockholders for which proxies are solicited by or on behalf of any person other than the Company in accordance with the SEC rules issued under Section 14 of the Exchange Act, or which is exempt from the SEC proxy rules by reason of Rule 14a-2 under the Exchange Act, or as a result of an action by written consent of stockholders without a meeting, the “incumbent directors” cease to constitute at least a majority of the authorized number of members of the Board. For purposes of this provision, “incumbent directors” shall mean the persons who were members of the Board on the date hereof (including Executive’s nominees), and the persons who were elected or nominated as their successors or pursuant to increases in the size of the Board by a vote of at least an absolute majority (and not just the majority of a quorum) of the Board members who were then Board members (or successors or additional members so elected or nominated).

     (iii) When the stockholders of the Company approve a merger, consolidation, or reorganization, whether or not the Company is the surviving entity in such transaction, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least seventy percent (70%) of the combined voting power of the voting securities, held in relatively the same proportion, of the Company (or such surviving entity) outstanding immediately after the merger, consolidation, or reorganization.

     (iv) When the stockholders of the Company approve (A) the sale or other disposition of all or substantially all of the assets the company or (B) a complete liquidation or dissolution of the Company.

     (v) When the Board adopts a resolution to the effect that any person has acquired effective control of the business and affairs of the Company.

     (c) Method of Exercise. The Optionee may exercise the Option by providing written notice stating the election to exercise the Option. Such written notice must be signed by the Optionee and must be delivered in person or by certified mail to the Manager of Accounting of the Company or such other person as may be designated by the Company. The written notice must be accompanied by payment of the option exercise price in the manner described in Section 4(d), by an executed exercise form provided by the administrator and by any other agreements required by the Board or its Committee and/or the terms of the Plan, which other agreements may restrict the sale or other transfer of the Shares and may include certain additional representations and agreements as to the Optionee’s investment intent with respect to the Shares. The Option will be deemed to be exercised only upon the receipt by the Company of such written notice, payment of the option exercise price, and duly executed copies of the exercise form and any other agreements required by the Board or its Committee, the terms of the Plan and/or this Award Agreement. The Optionee will have no right to vote or receive dividends and will have no other rights as a stockholder with respect to such Shares notwithstanding the exercise of the Option, until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate(s) evidencing Shares that are being issued upon exercise of the Option. The certificate(s) for the Shares will be registered in the name of the Optionee and will contain any legend as may be required under the Plan, this Award Agreement, and/or applicable law.

     (d) Method of Payment. The method of payment of the option exercise price will be determined by the Board or its Committee and may consist entirely of cash, certified check, or such other consideration or method of payment as may be authorized under the Plan.

     (e) Partial Exercise. Subject to Section 4(a), the Option may be exercised in whole or in part; provided, however, that any exercise may apply only with respect to a whole number of Shares.

     (f) Restrictions on Exercise. The Option may not be exercised if the issuance of Shares upon such exercise would constitute a violation of any applicable federal or state securities laws or other laws or regulations. In addition, as a further condition to the exercise of the Option, the Company may require the Optionee to make any representation or warranty to the Company as may be required by or advisable under any applicable law or regulation.

     5. Non-Transferability of Option. The Option may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent or distribution. During the Optionee’s lifetime, the Option is exercisable only by the Optionee (or by such Optionee’s legal guardian or representative as provided in Section 5). Subject to the foregoing and the terms of the Plan, the terms of the Option will be binding upon the executors, administrators and heirs of the Optionee, meaning for purposes of this Award Agreement, both testamentary heirs and heirs by intestacy.

     6. No Continuation of Employment or Engagement. Neither the Plan nor the Option shall confer upon the Optionee any right to continue in the service of the Company or any of its Subsidiaries or limit, in any respect, the right of the Company to discharge the Optionee at any time, with or without cause and with or without notice.

     7. Market Stand-Off. The Optionee agrees that, in connection with any public offering by the Company of its equity securities pursuant to a registration statement filed under the Securities Act, not to sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of or otherwise dispose of any Shares without the prior written consent of the Company or its underwriters, for such period of time from the effective date of such registration as may be requested by the Company or such underwriters.

     8. Withholding. The Company reserves the right to withhold, in accordance with any applicable laws, from any consideration payable or property transferable to Optionee any taxes required to be withheld by federal, state or local law as a result of the grant or exercise of the Option or the sale or other disposition of the Shares. If the amount of any consideration payable to the Optionee is insufficient to pay such taxes or if no consideration is payable to the Optionee, upon the request of the Company, the Optionee (or such other person entitled to exercise the Option pursuant to Section 5 hereof) will pay to the Company an amount sufficient for the Company to satisfy any federal, state or local tax withholding requirements applicable to the grant or exercise of the Option or the sale or other disposition of the Shares issued upon the exercise of the Option.

     9. The Plan. The Optionee has received a copy of the Plan (a copy of which is attached hereto), has read the Plan and is familiar with its terms, and hereby accepts the Option subject to all of the terms and provisions of the Plan, as amended from time to time. Pursuant to the Plan, the Board or its Committee is authorized to interpret the Plan and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board or its Committee upon any questions arising under the Plan.

     10. Governing Law. This Award Agreement will be construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

     11. Amendment. Subject to the provisions of the Plan, this Award Agreement may only be amended by a writing signed by each of the parties hereto.

     12. Entire Agreement. This Award Agreement, together with the Plan and the other exhibits attached thereto or hereto, represents the entire agreement between the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the award of Options to Optionee by the Company. This Award Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

     IN WITNESS WHEREOF, this Award Agreement has been executed by the parties on the 5th day of December, 2008.

ENCORIUM GROUP, INC.

By:	/s/ David Ginsberg

Name:	David Ginsberg
Title:	Chief Executive Officer

OPTIONEE PVG Corporation /s/ Philip L. Calamia